Exhibit 99.1
Kodak Announces Intention to Tender for 3.375% Convertible Senior Notes Due 2033
•	Press Release
•	Source: Eastman Kodak Company
•	On Wednesday September 16, 2009, 4:20 pm EDT
ROCHESTER, N.Y.—(BUSINESS WIRE)—Eastman Kodak Company (NYSE: EK — News) today announced its intention to commence a tender offer to purchase for cash up to $575 million aggregate principal amount of its 3.375% Convertible Senior Notes due 2033 (the “2033 Notes”). Kodak currently expects that it will commence the tender offer prior to the closing of the separately announced private placement of convertible senior notes announced today, at which time it will announce the price at which it will offer to purchase the 2033 Notes. Completion of the tender offer will be subject to, among other things, the successful completion of its sale of senior secured notes to an entity formed by one or more investment funds, vehicles or accounts managed or advised by Kohlberg Kravis Roberts & Co. L.P. or one of its subsidiaries (also announced today) and the private placement of its convertible notes.
As of September 16, 2009, the 2033 Notes, in an aggregate principal amount of $575 million, were outstanding. The tender offer will be subject to the terms and conditions described in the offer to purchase and the related materials that will be distributed to noteholders and filed with the Securities and Exchange Commission.
None of Kodak, its board of directors, the dealer manager or the information agent is making any recommendation to Kodak noteholders as to whether to tender or refrain from tendering their 2033 Notes. The dealer manager for the tender offer will be Morgan Stanley & Co. Incorporated. The information agent for the tender offer will be Georgeson Inc. and the depositary for the tender offer will be The Bank of New York Mellon.
This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell the 2033 Notes. The solicitation of offers to buy the 2033 Notes will only be made pursuant to the offer to purchase, to be issued in connection with the launch of the tender offer (as such offer to purchase may be amended or supplemented), the related letter of transmittal, and other related documents that Kodak is sending to its noteholders. The tender offer materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be distributed by Kodak to its noteholders at no expense to them. In addition, all of the related materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent.
Forward Looking Statements
This press release contains forward-looking statements, such as references to commencement and completion of the tender offer and the payment for 2033 Notes related thereto. These statements, including their underlying assumptions, are subject to risk and uncertainties and are not guarantees of future performance. Results may differ due to various factors, such as the possibility that noteholders may not tender their 2033 Notes in the tender offer, or if other conditions to completion of the tender offer are not satisfied. For further details of these risks, you should read Kodak’s filings with the SEC, including its Schedule TO and the documents referred to therein when they become available.
The statements presented in this press release speak only as of the date of the release. Except as otherwise required by applicable law, Kodak does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Contact:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Gerard Meuchner, +1 585-724-4513
gerard.meuchner@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982
angela.nash@kodak.com